Item 77H - Deutsche Strategic High Yield Tax-
Free Fund and Deutsche Managed
Municipal Bond Fund (each a
series of Deutsche Municipal Trust
(the "Registrant"))
Change in Control of Registrant

Below are the persons presumed to control one of Registrant's series because such person had owned more than 25% of the series based on the records of the series as of September 7, 2016.
As of September 2, 2015:
No investor beneficially owned 25% or more of Deutsche Strategic High Yield Tax-Free Fund shares or Deutsche Managed Municipal Bond Fund shares as of September 2, 2015.

As of September 7, 2016:

Series

Name of Person

Ownership
as % of
Series

Deutsche
Strategic
High Yield
Tax-Free
Fund

NATIONAL
FINANCIAL
SERVICES LLC
FOR EXCLUSIVE
BENE OF OUR
CUSTOMERS
ATTN MUTUAL
FUNDS DEPT - 4TH
FL 499
WASHINGTON
BLVD
JERSEY CITY NJ
07310-2010

30.43%